As filed with the Securities and Exchange Commission on December 8, 1998
                                                 Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Q.E.P. CO., INC.
             (Exact name of Registrant as specified in its charter)

      DELAWARE                                                13-2983807
-----------------------------------------        ------------------------------
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

       1081 HOLLAND DRIVE
       BOCA RATON, FLORIDA                                       33487
-------------------------------------------       -----------------------------
(Address of Principal Executive Offices)                        (Zip Code)


                   Q.E.P CO., INC. OMNIBUS STOCK PLAN OF 1996
                            (Full Title of the Plan)

                                   LEWIS GOULD
                Chairman of the Board and Chief Executive Officer
                                Q.E.P. Co., Inc.
                  1081 Holland Drive, Boca Raton, Florida 33487
                     (Name and Address of Agent For Service)

                                 (561) 994-5550
          (Telephone Number, Including Area Code, of Agent For Service)

                                    COPY TO:
                              STEVEN SONBERG, ESQ.
                              Holland & Knight LLP
           701 Brickell Avenue, Suite 3000, Miami, Florida 33131-3209,
                            Telephone: (305) 374-8500


                         CALCULATION OF REGISTRATION FEE
===============================================================================

                                                                    Proposed
            Title of                                Proposed         Maximum
         Each Class of                               Maximum        Aggregate
           Securities            Amount to be     Offering Price   Offering Price       Amount of
        to be Registered         Registered(1)       Per Share                      Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock, $.001 par value    364,900           $7.6807       $2,802,687.43      $780.00(2)
---------------------------------------------------------------------------------------------------
Common Stock, $.001 par value     35,100           $7.625 (3)    $  267,637.50      $ 75.00
---------------------------------------------------------------------------------------------------
    TOTAL   .................                                                       $855.00
====================================================================================================


(1) This Registration Statement also covers any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Plan.

(2) Determined in accordance with Rule 457(h), the registration fee is based on the exercise price per share for shares presently subject to outstanding options.

(3) Estimated pursuant to Rule 457(c) solely for the purposes of calculating the registration fee based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on December 4, 1998.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM  3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

            (1) The Registrant's Annual Report on Form 10-K for the year ended February 28, 1998;

            (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended May 31, 1998;

            (3) The Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1998; and

            (4) The description of the Registrant's Common Stock, par value $.001 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the 424(b) Prospectus and incorporated by reference into the Registrant's Registration Statement on Form 8-A (No. 0-21161) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") on August 7, 1996.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The Registrant undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to Mr. Marc P. Applebaum, Senior Vice President, Q.E.P. Co., Inc., 1081 Holland Drive, Boca Raton, Florida 33487, telephone number (561) 994-5550.

ITEM  4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM  5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM  6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Generally, Section 145 of the General Corporate Law of the State of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

         Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Company has adopted a provision in its Certificate of Incorporation that provides for such limitation to the full extent permitted under Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION
-------         ------------
  5             Opinion of Holland & Knight LLP

 23.1           Consent of Holland & Knight LLP (CONTAINED IN EXHIBIT 5)

 23.2           Consent of Grant Thornton LLP

 24             Power of Attorney (CONTAINED ON THE SIGNATURE PAGE HERETO)

 99             Q.E.P. Co., Inc. Omnibus Stock Plan of 1996

ITEM 9.  UNDERTAKINGS.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation or Bylaws of the Registrant or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, and the State of Florida on this 7th day of December, 1998.

                                       Q.E.P. CO., INC.


                                       By: /s/ LEWIS GOULD
                                           -----------------------------------
                                               Lewis Gould
                                               Chairman of the Board and Chief
                                               Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Lewis Gould and Marc P. Applebaum and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                    TITLE                            DATE


/s/ LEWIS GOULD              Chairman of the Board Chief      December 7, 1998
---------------------------  Executive Officer (Principal
    Lewis Gould              Executive Officer), and Director


/s/ NORMAN R. Snesil         President, Chief Operating       December 7, 1998
---------------------------  Officer, and Director
    Norman R. Snesil


/s/ MARC P. APPLEBAUM        Senior Vice President,           December 7, 1998
---------------------------  Treasurer, Chief Financial
    Marc P. Applebaum        Officer (Principal Financial
                             and Accounting Officer)


/s/ WILLIAM P. KILLIAN       Director                         December 7, 1998
---------------------------
    William P. Killian


/s/ CHRISTIAN NAST           Director                         December 7, 1998
---------------------------
    Christian Nast


/s/ EMIL VOGEL               Director                         December 7, 1998
---------------------------
    Emil Vogel


/s/ MERVYN D. FOGEL          Director                         December 7, 1998
---------------------------
    Mervyn D. Fogel

                                 EXHIBIT INDEX


EXHIBIT          DESCRIPTION
-------          ------------

5                Opinion of Holland & Knight LLP

23.2             Consent of Grant Thornton LLP

99               Q.E.P. Co., Inc. Omnibus Stock Plan of 1996